EXHIBIT 10.3
                                 EAST PENN BANK
                              EMPLOYMENT AGREEMENT
                                      WITH
                                 BRENT L. PETERS

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                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made as of this 12th day of April, 2001, between EAST PENN BANK ("Bank"), a Pennsylvania banking institution having a place of business at 731 Chestnut Street, Emmaus, Pennsylvania 18049 and BRENT L. PETERS ("Executive"), an individual residing at 3837 East View Drive, Orefield, Pennsylvania 18069.

                                   WITNESSETH:

      WHEREAS, Bank desires to continue to retain Executive to serve in the capacity of President and Chief Executive Officer of Bank under the terms and conditions set forth herein;

      WHEREAS, Executive desires to continue to serve the Bank in an executive capacity under the terms and conditions set forth herein;

      WHEREAS, Bank and Executive desire to replace the prior employment agreement into which they entered on December 14, 1990 ("Prior Agreement");

      WHEREAS, Bank and Executive have satisfied all of their obligations under the Prior Agreement; and

      WHEREAS, this Agreement supersedes the Prior Agreement and the Prior Agreement is null and void.

                                   AGREEMENT:

      NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1) Employment. Bank hereby employs Executive and Executive hereby accepts employment with Bank, under the terms and conditions set forth in this Agreement.

2) Duties of Employee. Executive shall continue to serve as the President, Chief Executive Officer and member of the Board of Directors of Bank, reporting only to the Board of Directors and shall have supervision and control over, and responsibility for, the general management and operation of the Bank and/or any of its subsidiaries or affiliates. Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors of Bank provided that such duties are consistent with the Executive's position as President and Chief Executive Officer of Bank.



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3)    Engagement in Other Employment. Executive shall devote all his working time, ability and attention to the business of the Bank and/or any of its subsidiaries or affiliates, during the term of this Agreement. The Executive shall notify the Board of Directors of Bank in writing and receive written approval from Bank (which approval shall not be unreasonably withheld) before the Executive engages in any other business or commercial duties or pursuits, including but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Bank and/or any of its subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Bank. Executive shall not be precluded, however, upon written notification to the Board of Directors, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board's reasonable opinion, not in conflict with or detrimental to the Executive's rendition of services on behalf of the Bank.

4)    Term of Agreement.

      (a) This Agreement shall be for a three (3) year period (the "Employment Period") beginning on the first day of January, 2001, and ending three (3) years later, subject, however, to prior termination of this Agreement as set forth in 4(b), (c), and (d) and 6 (a) and (b) below. Furthermore, subject to the subsequent provisions, upon the expiration of the first twelve (12) full calendar months after the date first above written, the term hereof shall be extended for another twelve (12) full calendar months, and upon expiration of each subsequent twelve (12) full calendar months thereafter, the term of this Agreement shall be likewise extended for an additional twelve (12) full calendar months. Such extension of this Agreement's term shall be automatic unless the Bank provides the Executive, or the Executive provides the Bank written notice of its or his intention not to extend this Agreement, which written notice shall be given by the Bank or the Executive not less than sixty (60) days before the expiration of the then current twelve (12) months.

      (b) Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Bank to Executive. As used in this Agreement, "Cause" shall mean any of the following:

            (i) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

            (ii) Executive's failure to follow the good faith lawful instructions of the



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                    Board of Directors of Bank with respect to its operations, after written notice from Bank and a failure to cure such violation within sixty (60) days of said written notice;

            (iii) Executive's willful failure to substantially perform Executive's duties for Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from Bank and a failure to cure such violation within sixty (60) days of said written notice;

            (iv) Executive's intentional violation of the provisions of this Agreement, after written notice from Bank and a failure to cure such violation within sixty (60) days of said written notice;

            (v) dishonesty of the Executive in the performance of his duties;

            (vi) gross misconduct on the part of the Executive as determined by an affirmative vote of eighty percent (80%) of the disinterested members of the Board of Directors which brings public discredit to Bank;

            (vii) Executive's breach of fiduciary duty involving personal profit; or

            (viii) Executive's willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority, unless the Executive's conduct that lead to the violation was authorized by or occurred at the instruction of the Bank's Board of Directors.

            If this Agreement is terminated for Cause, all of Executive's rights and benefits under this Agreement shall cease as of the effective date of such termination except for the rights under Paragraph 18 hereof with respect to arbitration.

      (c) Notwithstanding the provisions of Section 4(a) of this Agreement, the term of this Agreement shall end upon Executive's voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term "Good Reason" shall mean (i) the assignment of duties and responsibilities inconsistent with Executive's status as President and Chief Executive Officer of Bank, (ii) a reassignment which requires Executive to move his principal residence more than twenty (20) miles from the Bank's principal executive office immediately prior to this Agreement,
            (iii) any removal of the Executive from office or any adverse change in the terms and conditions of the Executive's employment, except for any termination of the Executive's employment under the provisions of Section 4(b) hereof, (iv) any reduction in the Executive's Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, except such reductions that are the result of a national financial depression or national or bank emergency when such reduction



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            has been implemented by the Board of Directors for Bank's senior management, (v) any failure of Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees or limited by severe health reasons which precludes obtaining such insurance coverage at commercially reasonable rates, or (vi) a final adjudication, by a court of competent jurisdiction or a regulatory body governing Bank, that Bank's Board of Directors violated law, rule, regulation governing banks or bank officers, or any final cease and desist order issued by a bank regulatory authority when Bank's Board of Directors instructed or directed Executive to take certain action or engage in certain activity. If such termination occurs for Good Reason, then Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive's Agreed Compensation as defined in Section 4(e), payable in thirty-six (36) equal monthly installments and subject to federal, state, and local tax withholdings. In addition, for a period of three (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two
            (2) years prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). Additionally, if permitted under the terms of the plan, Executive shall receive the additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Bank's independent auditors, Executive shall remit to Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Bank shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

            At the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of the event constituting "Good Reason," the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to Bank and the provisions of this Section 4(c) hereof shall thereupon apply.



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      (d)   Notwithstanding the provisions of Section 4(a) of this Agreement, the term of this Agreement shall end upon Executive's Disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive any benefits that may be available under any disability plan of Bank, until the earliest of
            (i) Executive's return to employment, (ii) his attainment of age 65, or (iii) his death. In addition, Executive shall receive for such period, a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). For purposes of this Agreement, the Executive shall have a Disability if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of his position on a full time basis with or without a reasonable accommodation and without posing a direct threat to himself and others, for a period of one hundred eighty (180) days. The Executive shall have no duty to mitigate any payment provided for in this
            Section 4(d) by seeking other employment.

      (e) The term "Agreed Compensation" shall equal the sum of (A) the Executive's highest Annual Base Salary under the Agreement, and (B) the average of the Executive's annual bonuses with respect to the three (3) calendar years immediately preceding the Executive's termination.

5.    Employment Period Compensation.

      (a) Annual Base Salary. For services performed by Executive under this Agreement, Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $160,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Bank. Bank shall review Executive's performance on an annual basis for the purpose of determining annual salary and/or bonus payments. Bank may, after conducting said annual review, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Bank or any committee of such Board in the resolutions authorizing such increases.

      (b)   Bonus. Bank may, after conducting the annual review identified in
            Section 5(a), pay a bonus or bonuses in the form of cash and/or stock to Executive, if Bank, in its sole discretion, deems appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Bank to Executive provided for in this Agreement.

      (c) Vacations. During the term of this Agreement, Executive shall be entitled to six (6) weeks paid annual vacation. Executive shall not be entitled to receive any



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            additional compensation from Bank for failure to take a vacation, however, Executive shall be able to carry over unused vacation time from one year to the next up to a maximum of twelve (12) weeks. Bank shall not reimburse Executive for any unused vacation.

      (d) Automobile. During the term of this Agreement, Bank shall provide Executive with exclusive use of an automobile mutually agreed upon by Bank and Executive. Bank shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other operating and incidental expenses, including license, fuel and oil. Bank shall provide Executive with a replacement automobile at approximately the time Executive's automobile reaches three (3) years of age or sixty thousand (60,000) miles, whichever is first, and approximately every three (3) years or sixty thousand (60,000) miles thereafter, upon the same terms and conditions.

      (e) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Bank or that comes into effect at Bank during the term of this Agreement, subject to the terms of said plan, until such time that the Board of Directors of Bank authorizes a change in such benefits. Bank shall implement a deferred compensation plan no later than April 30, 2001 for which Executive shall be eligible. Bank shall not make any changes in any employee benefit plans that would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

      (f) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of Bank for its executive officers. Bank shall reimburse Executive for any and all dues and reasonable Bank related business expenses associated with the Executive's membership in a country club, social club, or service organization, including but not limited to, The Rotary Club, The Chamber of Commerce and Brookside Country Club.

6.    Termination of Employment Following Change in Control.

      (a) If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur then, at the option of Executive, exercisable by Executive within one hundred twenty (120) days of the Change in Control, Executive may resign from employment with Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the



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            "Notice of Termination") to Bank and the provisions of Section 8 of this Agreement shall apply.

      (b) As used in this Agreement, "Change in Control" shall mean the occurrence of any of the following:

            (i) (A) a merger, consolidation or division involving Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Bank, or (C) a purchase by Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy-five percent (75%) or more of the members of the Board of Directors of Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Bank; or

            (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than Bank or any "person" who on the date hereof is a director or officer of Bank, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bank representing twenty-five (25%) percent or more of the combined voting power of Bank's then outstanding securities, or

            (iii) during any period of two (2) consecutive years during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

            (iv) any other change in control of Bank similar in effect to any of the foregoing.

7.    Definition of Date of Change of Control.

      For purposes of this Agreement, the Date of Change of Control shall mean:

      (h) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty-five percent (25%) or more of the Bank's voting securities, or

      (i) the date of the closing of a sale or the date of the transfer or exchange of substantially all the Bank's assets,



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            or

      (j) the date on which a merger, consolidation or division is consummated, as applicable, or

      (k) the ending date of a consecutive two (2) year period during which individuals who formerly constituted a majority of the Board of Directors of Bank ceased to be a majority thereof.

8.    Rights in the Event of Termination of Employment Following Change in
      Control.

      (a) In the event that Executive delivers a Notice of Termination (as defined in Section 6(a) of this Agreement) to Bank, Executive shall be entitled to receive the compensation and benefits set forth below:

            If a "Change in Control" (as defined in Section 6(b) of this Agreement) has occurred, Bank shall pay Executive a lump sum amount equal to and no greater than 2.99 times the Executive's Agreed Compensation as defined in subsection (e) of Section 4, minus applicable taxes and withholdings. In addition, for a period of three (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). If permitted under the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement.

      (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 8 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9.    Rights in the Event of Termination of Employment Absent Change in Control.

      (a) In the event that Executive's employment is involuntarily terminated by Bank without Cause and no Change in Control shall have occurred at the date of such termination, Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive's Agreed Compensation as defined in subsection (e) of Section 4, payable in thirty-six (36) equal monthly installments and subject to federal, state and local tax withholdings. In addition, for a period of three
            (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first



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            occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Bank's independent auditors, Executive shall remit to Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

      (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 9 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

10.   Covenant Not to Compete.

      (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Bank and accordingly agrees that, during and for the applicable period set forth in Section 10(c) hereof, Executive shall not, except as otherwise permitted in writing by the
            Bank:

            (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank or financial institution holding company), insurance or financial services industry, or (2) any other activity in which Bank is engaged during the Employment Period, and remain so



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                  engaged at the end of the Employment Period, in any area in which, at any time during the Employment Period or at the date of termination of the Executive's employment, is within twenty
                  (20) miles of any branch location, office or other facility of Bank, unless Executive exclusively performs all such activity outside of said twenty (20) mile area (the "Non-Competition Area"); or

            (ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank or financial institution holding company), insurance or financial services industry, or (2) any other activity in which Bank is engaged during the Employment Period, in the Non-Competition Area; or

            (iii) if employed in a capacity provided in (i) and (ii), solicit current customers, during the term of this Agreement, of Bank in the Non-Competition Area; or

            (iv) solicit employees of Bank who are employed during the term of this Agreement.



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      (b)   It is expressly understood and agreed that, although Executive and
            Bank consider the restrictions contained in Section 10(a) hereof reasonable for the purpose of preserving for Bank its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 10(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 10(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

      (c) The provisions of this Section 10 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

            (i) if Executive's employment terminates as a result of nonrenewal in accordance with the provisions of Section 4(a) or for Cause in accordance with the provisions of Section 4(b) (ii), (v),
                  (vi) or (viii) the effective date of termination of employment; or

            (ii) if Executive's employment terminates in accordance with the provisions of Section 4(b) (i), (iii), (iv) or (vii) of this Agreement (relating to termination for Cause), the first anniversary date of the effective date of termination of employment; or

            (iii) if the Executive voluntarily terminates his employment in accordance with the provisions of Section 6 of this Agreement (relating to termination of Employment following a change in control), the first anniversary date of the effective date of termination of employment; or

            (iv) if the Executive's employment is involuntarily terminated in accordance with the provisions of Section 6 of this Agreement (relating to Termination of Employment following a change in control), the first anniversary date of the effective date of termination of employment; or

            (v) if Executive voluntarily terminates his employment and this Agreement with or without Good Reason (as defined in Section 4
                  (c)), the first anniversary date of the effective date of termination of employment.

11. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Bank, any material confidential information obtained by him while in the employ of Bank



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      with respect to any of Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by Bank or any information that must be disclosed as required by law.

12. Liability Insurance. Bank shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of Bank against lawsuits, arbitrations or other legal or regulatory proceedings.

13. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive offices of Bank, in the case of notices to Bank.

14. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Assignment. This Agreement shall not be assignable by any party, except by Bank to any successor in interest to its business.

16. Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and this Agreement contains all the covenants and agreements between the parties with respect to employment. This Agreement specifically releases all parties of any rights and obligations under the Executive Employment Agreement of Brent L. Peters dated December 14, 1990, between East Penn Bank and Brent L. Peters and said agreement is hereafter null and void.

17.   Successors; Binding Agreement.

      (a) Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Bank to expressly assume and agree to perform this Agreement in the



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                                                                  EXECUTION COPY

            same manner and to the same extent that Bank would be required to perform it if no such succession had taken place. Failure by Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 48 of this Agreement shall apply. As used in this Agreement, "Bank" shall mean East Penn Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

      (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a notice of termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

18. Arbitration. Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Applicable Law. This Agreement shall be governed by and construed in accordance



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                                                                  EXECUTION COPY

      with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

21. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             EAST PENN BANK

_______________________________              By ________________________________
Dale A. Dries, Secretary                        Forrest A. Rohrbach,
                                                Chairman of theBoard


WITNESS:

_______________________________              ___________________________________
                                                 Brent L. Peters, Executive

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